AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

Executive Summary

Purpose:
•To provide guidelines to Covered Persons with respect to their responsibilities and the requirements related to trading in the securities of Amicus Therapeutics, Inc. (including its subsidiaries, “Amicus” or the “Company”) and their use and/or disclosure of Material Non-Public Information related to the Company, its customers, suppliers, peer companies, competitors or other companies with which Amicus engages in transactions or does business.

Applies To:
•All officers, directors, employees, Agents and Contractors of the Company, members of their families who reside with them or are financially dependent on them, entities under their control and any agent or contractor acting on their behalf are Covered Persons for the purpose of this Policy.

Key Points:
•All Covered Persons are prohibited from trading in securities while in possession of certain Material Non-Public Information.
•All information is considered non-public until it has been widely released through a press release, publicly available call or webcast, news media or U.S. Securities and Exchange Commission (“SEC”) filing.
•Information is considered material if a reasonable investor would consider it important in deciding whether to trade or hold a security.
•The Company imposes certain special restrictions on transactions in Company Securities involving specified officers, management and employees who regularly have access to Material Non-Public Information.

1. Introduction
It is illegal for those with inside information to transact in Company securities; an offense commonly known as “insider trading.” Covered Persons often possess information about the Company, its customers, suppliers, peer companies, competitors and other companies with which it does business. All Covered Persons are responsible for understanding the nature of the information they possess and when it is appropriate to engage in certain transactions involving securities. In addition, the Company will not transact in its own securities, except in compliance with applicable securities laws.

2. SCOPE

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

The purpose of this Insider Trading Policy (this “Policy”) is to advise Covered Persons of their responsibilities related to trading in securities and their use and/or disclosure of Material Non-Public Information. This Policy sets parameters for when trading in Company Securities is appropriate, but is not intended to be a comprehensive review of the laws regarding insider trading.

3.RESPONSIBILITIES & ADMINISTRATION
All Covered Persons are responsible for reviewing and complying with this Policy and must be familiar with applicable laws that govern insider trading and disclosure of Material Non-Public Information. Compliance with this Policy shall include, but is not limited to, completing any internal trainings and executing any certifications the Company may require evidencing such Covered Person has read, understood, and agrees to abide by, this Policy. Covered Persons are also responsible for ensuring that any transactions by family members who reside with them or are financially dependent on them, entities over which they have control, and any agent or contractor acting on their behalf comply with this Policy and that such third parties otherwise comply with the principles of this Policy.
Each member of the Company’s Executive Committee is responsible for: (i) communicating this Policy to all of their staff and (ii) overseeing each member of their staff’s compliance with this Policy.
The Legal Department shall be responsible for advising all Company employees and other Covered Persons of the intent and requirements of the Policy. Questions regarding the Policy shall be addressed to the Legal Department. The Legal Department shall determine the need for and extent of any Blackout. The enforcement of the Policy shall be at the discretion of the Legal Department.
In all cases, the responsibility for determining whether an individual is in possession of Material Non-Public Information rests with the individual, and any action on the part of the Company, Legal Department or any other employee or Director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable laws, including state and federal securities laws.

1.GLOSSARY
Agent or Contractor: Any person, whether in the US or a foreign jurisdiction, who is not a Company employee and who provides services to the Company pursuant to (i) an independent contractor or consulting agreement between the person and the Company, or (ii) the person’s employment by a third party, where such third party has an agreement with the Company to provide such services to the Company. Any person that is not otherwise a Company employee but

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

that has a Company email address or that is granted access to the Company’s information technology systems shall be an Agent or Contractor for the purposes of this Policy.
Approved 10b5-1 Plan: A pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Blackout: A Company Blackout or an Issue-Specific Blackout.
Cashless Exercises: The substantially simultaneous exercise of a stock option and sale of the Company Securities underlying such stock option whereby the proceeds of the sale are used to pay the exercise price of the stock options exercised.
Covered Persons: Includes all Company employees (full-time, part-time, temporary, and interns), members of the Company’s Board of Directors (each a “Director”), Agents and Contractors, and business partners, whether in the US or a foreign jurisdiction. A Covered Person’s family members who reside with them or are financially dependent on them and entities controlled by a Covered Person are also considered Covered Persons for the purpose of the Policy.
Company: Amicus Therapeutics, Inc. and its subsidiaries.
Company Blackout: The period starting 15 calendar days before the end of each quarter and ending two full business days after the release of the Company’s quarterly or annual earnings results (each such Company Blackout, a “Period End Blackout”), or any other period applicable to the Company that is announced by the Legal Department other than an Issue-Specific Blackout.
Company Plan: Any equity incentive or other benefit plan approved and adopted by the Board of Directors of the Company.
Company Securities: Any common stock, options and any other type of securities that the Company may issue, including (but not limited to) preferred stock, debt securities, warrants and puts and calls, as well as any securities that track, or derive value, from securities issued by the Company. Any Company Securities held by a Covered Person, however acquired, shall be subject to this Policy. This includes, without limitation, Company Securities acquired by a Covered Person on the open market and Company Securities purchased from, or granted by, the Company to such Covered Person.
Issue-Specific Blackout: A period applicable to Covered Persons while they are deemed by the Legal Department to be in possession of Material Non-Public Information. From time to time, an issue may arise or an event may occur that is material to the Company and is only known by a few Covered Persons. So long as the matter remains Material Non-Public Information, the Covered Persons designated by the Legal Department may not engage in transactions in Company Securities. Each Issue-Specific Blackout shall start at the time the Legal Department informs the affected Covered Persons of the Blackout and continue until lifted by the Legal Department.
Material Information: Information a reasonable investor would consider material or important in deciding whether to buy, hold, or sell a Company Security. Any information that might affect the price of the security is considered Material Information. Examples of information that is ordinarily considered material include:

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

•Proposed major acquisition, merger, license, collaboration, asset disposition or joint venture;
•Significant product developments (e.g., regulatory approval, new safety or efficacy information);
•Expected and projected earnings or revenues (both on a Company-wide basis and on product-by-product or business-by-business basis);
•Purchase or sale of substantial assets including expected licensing agreements;
•Significant or material legal exposure due to actual, pending or threatened litigation;
•Planned offering of new classes of securities, changes in dividend policy or declaration of stock split; or
•Changes in senior management or other major personnel changes.
The foregoing examples are illustrative only and are not intended to constitute an exhaustive list of items that can be considered Material Information. There is no bright-line test for determining materiality; rather, materiality is based on an assessment of all of the facts and circumstances. If you believe you have Material Non-Public Information, please reach out to the Legal Department prior to scheduling or executing any trades.
Material Non-Public Information: Material Information that is also Non-Public Information.
Non-Public Information: Information about a company that is not known to the public-at-large. All information is considered Non-Public Information until it has been widely released through a press release, publicly available call or webcast, news media or a report filed with the SEC (subject to the next sentence). As a general rule, information solely contained in a quarterly or annual report filed with the SEC (e.g., Forms 10-Q or 10-K) may not be considered widely disseminated until two business day after the particular report is filed with the SEC. Depending on the complexity of other disclosed information, the Legal Department will determine how long it shall take to be considered widely disseminated.
Pre-Clearance Person: Covered Persons designated by the Legal Department to require pre-clearance of trades of Company Securities by the Legal Department prior to the undertaking of such trades.
Section 16 Insider: Any Director or executive officer of the Company identified by the Legal Department as a person subject to Section 16 of the Exchange Act (and the rules and regulations promulgated thereunder) (collectively, “Section 16”).
Trading Restrictions: The restrictions set forth in Section 5.3.
Tipping: Disclosure of Material Non-Public Information to unauthorized persons.
Transact, transaction, trade or trading: Includes purchases, sales, exercises, exchanges, conversions, gifts, pledges or other transactions in Company Securities.

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

5. POLICY
Insider Trading
Covered Persons are prohibited from certain transactions in securities (including gifts) while in possession of Material Non-Public Information, including the transactions described below.
1.1.Transactions in Securities
Buying, selling or engaging in other transactions (including making recommendations for the purchase or sale) of any Company Securities while in possession of Material Non-Public Information.
Buying, selling or engaging in other transactions (including making recommendations for the purchase or sale) of any securities of another company while aware of Material Non-Public Information regarding that company that Covered Persons become aware of as a result of business dealings between the Company and such other company. This Policy does not extend to trading in the securities of another company where such trading is based upon a Covered Person’s general knowledge of an industry and its prospects and not specific nonpublic information about the other company obtained as described above. For the purposes of this paragraph, the reference to “company security” in the definition of Material Information refers to any security of the applicable company and not the Company.
1.2.Disclosing Material Non-Public Information
Covered Persons are prohibited from Tipping or making unauthorized disclosures of information regardless of whether the person profits or intends to profit by such Tipping.
If a Covered Person believes the disclosure of Material Non-Public Information is necessary or appropriate for business reasons, such Covered Person must consult with the Legal Department to determine whether such disclosure is necessary and in compliance with all applicable laws. Following such consultation with the Legal Department, such Covered Person shall comply with all applicable laws and requirements of the Legal Department prior to making such disclosure.
The Company has established procedures for releasing Material Information regarding the Company in a manner designed to achieve broad public dissemination of the information immediately upon its release and may update this policy from time to time. See CP-109 entitled Disclosure of Material Information.
1.3.Restrictions and Requirements for All Covered Persons

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

The Company imposes the following restrictions concerning transactions in Company Securities.

1.3.1.Company Blackouts
1.Actions to be taken by the Legal Department
Notify all employees, directors, agents, contractors and consultants of the Company regarding the start and end dates for Company Blackout periods.
Initial notifications may be sent to Covered Persons prior to or simultaneously with the start of a Company Blackout and may be made using e-mail.
Note: Under certain very limited circumstances, a Covered Person may be permitted to trade during a Company Blackout, but only if the Legal Department concludes that the person does not in fact possess Material Non-Public Information after receiving a request from the Covered Person at least two business days in advance of the proposed transaction.
2.Covered Persons
Shall not trade in Company Securities during a Company Blackout.
Shall advise family members who reside with them or are financially dependent on them and entities under their control regarding the restrictions as to the trading of Company Securities during the Company Blackout.
Shall ensure any agents or contractors acting on their behalf are advised of the restrictions as to the trading of Company Securities during the Company Blackout.
Shall be aware of this Policy and the start and end dates of all Company Blackouts. A failure or delay by the Legal Department in sending such notification and the subsequent receipt of such notification shall have no bearing on the Company’s ability to implement a Company Blackout or the Covered Person’s compliance with a Company Blackout.
This Trading Restriction shall not apply to: (i) transactions in Company Securities made pursuant to an Approved 10b5-1 Plan in accordance with Section 5.3.4, and (ii) exercises, purchases or acquisitions of Company Securities made under Section 5.3.5.
Note: Covered Persons wishing to trade during a Company Blackout must contact the Legal Department for approval in accordance with Section 5.3.3.
1.3.2.Issue-Specific Blackouts
1.Actions to be taken by the Legal Department

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

Identify, in its sole discretion, Covered Persons who are deemed to possess or have been exposed to Material Non-Public Information and will be subject to Issue-Specific Blackout restrictions with respect to such Material Non-Public Information (“Identified Covered Persons”).
Notify the Covered Persons identified above regarding the start and end dates for the Issue-Specific Blackout.
If possible, initial notifications should be sent to affected Covered Persons prior to the start of the Issue-Specific Blackout and may be made using e-mail.
2.Identified Covered Persons
Shall not trade Company Securities during an Issue-Specific Blackout.
Shall advise their family members who reside with them or are financially dependent on them and entities under their control regarding the restrictions as to the trading of Company Securities during an Issue-Specific Blackout.
Shall ensure any agents or contractors acting on their behalf are advised of the restrictions as to the trading of Company Securities during the Company Blackout.
This Trading Restriction shall not apply to: (i) transactions in Company Securities made pursuant to an Approved 10b5-1 Plan in accordance with Section 5.3.4, and (ii) exercises, purchases or acquisitions of Company Securities made under Section 5.3.5.
1.3.3.Transactions by Certain Covered Persons Requiring Pre-Clearance
1.Actions to be taken by the Legal Department
From time to time, identify Pre-Clearance Persons.
Upon receipt of any trade request by a Pre-Clearance Person, determine whether or not such Pre-Clearance Person is in possession of, or has been exposed to, Material Non-Public Information. If such Pre-Clearance Person is not in possession of, or been exposed to, Material Non-Public Information, and the Legal Department determines that there should be no other restriction on such Pre-Clearance Person’s trades in Company Securities, then the Legal Department shall provide prior written approval (e-mail is acceptable) for the requested trades of Company Securities by such Pre-Clearance Person.
All trades by a Pre-Clearance Person must be received by the Legal Department at least one (1) business day before the proposed trade date and any written approval by the Legal Department to permit such trades shall only be valid for two (2) consecutive business days, beginning on the date such approval is granted. If it deems it to be necessary (in its sole discretion), the Legal

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

Department may impose additional conditions, limitations and restrictions on its approval of trades by a Pre-Clearance Person.
2.Pre-Clearance Persons
Shall not trade Company Securities without prior written approval from the Legal Department.
This Trading Restriction shall not apply to: (i) transactions in Company Securities made pursuant to an Approved 10b5-1 Plan in accordance with Section 5.3.4, and (ii) exercises, purchases or acquisitions of Company Securities made under Section 5.3.5.
1.3.4.Approved 10b5-1 Plans
1.Limitation on Open Market Transactions
Employees of the Company at the level of Vice President and above, or a member of the Company’s Board of Directors, may not transact in Company securities on the open market except in an Approved 10b5-1 Plan adopted in accordance with this section or precleared in accordance with section 5.3.3.
2.General
The trading restrictions in this Policy do not apply to transactions under an Approved 10b5-1 Plan that:
i.with respect to persons other than Section 16 Insiders, has been reviewed and approved at least thirty (30) days in advance of any trades thereunder by the Legal Department (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Legal Department at least thirty (30) days in advance of any subsequent trades) and with respect to Section 16 Insiders has been reviewed and approved at least ninety (90) days in advance of any trades thereunder by the Legal Department (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Legal Department at least ninety (90) days in advance of any subsequent trades);

ii.specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts;

iii.as applicable, contains certain required representations from directors and Section 16 Insiders upon entering into or modifying the Approved 10b5-1 Plan; and

iv.has been entered into by a person acting in good faith with respect to such Approved 10b5-1 Plan.

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

3.Cooling-off Periods
Trading by a Section 16 Insider pursuant to a new or modified Approved 10b5-1 Plan is not permitted until the later of:
i.ninety (90) days after the adoption or modification of the Approved 10b5-1 Plan; or
ii.two (2) business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the Approved 10b5-1 Plan was adopted or modified.
In no event may such cooling-off period for Section 16 Insiders exceed 120 days following the adoption or modification of the Rule 10b5-1 Trading Plan.
Trading by persons other than the Company or its Section 16 Insiders pursuant to a new or modified Approved 10b5-1 Plan is not permitted until 30 days after the adoption or modification of the Approved 10b5-1 Plan.
4. Prohibition on Overlapping Plans
In any twelve (12)-month period, Covered Persons are prohibited from having more than one Approved 10b5-1 Plan for open market purchases or sales of the Company’s securities, except in the following circumstances:
i.Separate Unrelated Broker-Dealers: Covered Persons may enter into a series of separate contracts using different broker-dealers to execute trades pursuant to a single Approved 10b5-1 Plan that covers the Company’s securities held in different accounts, provided all such contracts meet the applicable conditions of Rule 10b5-1 and remain subject to the provisions of the same. A broker-dealer may be substituted for another provided the Approved 10b5-1 Plan instructions remain identical.

ii.Simultaneous Approved 10b5-1 Plans: Covered Persons may maintain two separate Approved 10b5-1 Plans at the same time provided that a later-commencing Approved 10b5-1 Plan is not authorized to begin until after all trades under the earlier adopted Approved 10b5-1 Plan are completed or expire without execution. However, in the event the earlier Approved 10b5-1 Plan is terminated early, the first trade date under the later-commencing Approved 10b5-1 Plan may not be scheduled until after the effective cooling-off period following termination of the earlier Approved 10b5-1 Plan. Refer to “Cooling-off Periods” above.

iii.Transactions Directly with the Company: The prohibition on multiple, overlapping Approved 10b5-1 Plans is not applicable where a Covered Person transacts directly with the Company (such as participating in

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

employee stock ownership plans or dividend reinvestment plans), which are not executed on the open market.

iv.Sell-to-Cover Transactions The prohibition on multiple, overlapping Approved 10b5-1 Plans is not applicable to plans that authorize certain “sell-to-cover” transactions in which Covered Persons instruct their agent to sell the Company’s securities to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award. The award holder may not exercise control over the timing of such sales.
5.Prohibition on Multiple Rule 10b5-1 Single-Trade Arrangements
In any twelve (12)-month period, Covered Persons are not permitted to enter into more than one Approved 10b5-1 Plan that is designed to effect the open market purchase or sale of the total amount of the Company’s securities subject to the Approved 10b5-1 Plan in a single transaction.
6.Required Representations by Section 16 Insiders
Each Approved Rule 10b5-1 Plan entered into by a Section 16 Insider must include a representation by such Section 16 Insider that certifies that, on the date of adoption of the Approved Rule 10b5-1 Plan: (i) the Section 16 Insider is not aware of any Material Non-Public Information about Company Securities or the Company and (ii) the Section 16 Insider is adopting the Approved Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 promulgated under the Exchange Act.
The existence of an Approved 10b5-1 Plan does not eliminate the requirements and prohibitions in other relevant securities laws.
1.3.5.Exceptions and Clarifications

The Trading Restrictions do not apply to (i) the exercise of vested stock options (and issuance of common stock underlying such stock options) that were granted to such Covered Persons as a result of awards or grants made under a Company Plan and such Covered Person holds the shares of stock received as a result of such exercise (colloquially known as an “exercise and hold”) (ii) the settlement of any restricted stock units awarded or granted under a Company Plan, or (iii) effecting tax withholding under a then-existing Company policy pursuant to which the Company or a party acting on behalf of the Company withholds shares of common stock to satisfy tax withholding requirements upon the vesting of restricted stock units.

Except with respect to transactions for tax withholding, and then only to the extent contemplated in Section 5.3.5(iii), all trades of Company Securities purchased or

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

acquired pursuant to exercises of stock options, grants or awards made under a Company Plan or the settlement of any restricted stock units awarded or granted under a Company Plan are subject to the Trading Restrictions.

Cashless exercises of stock options are subject to the Trading Restrictions.
1.3.6.General Restrictions

The Trading Restrictions apply to transactions in Company Securities for any fiduciary account (e.g., trustee, executor, custodian) with respect to which a Covered Person makes, or has the ability to make, the investment decision, regardless of whether such Covered Person has any beneficial interest in the account.

1.4.Additional Requirements and Restrictions for Directors and Officers

1.4.1.Section 16 Reporting Requirements
Section 16 Insiders are subject to certain reporting requirements, trading restrictions and “short swing” profit recovery provisions under Section 16. Each Section 16 Insider must report changes of beneficial ownership in Company Securities on a filing made electronically with the SEC. For most transactions in Company Securities, this filing must be made with the SEC before the end of the second business day following the day on which the transaction occurs (which is the trade date, not the settlement date). Transactions that must be reported by Section 16 Insiders pursuant to Section 16 include, without limitation, stock purchases and sales, stock option exercises, stock and option grants, restricted stock grants and most other equity compensation transactions.
In order to ensure compliance with Section 16 reporting requirements, each Section 16 Insider must immediately report to the Legal Department upon execution details of every transaction involving Company Securities, including gifts, transfers, pledges and all transactions made pursuant to Approved 10b5-1 Plans.
1.5.Additional Restrictions
The Company considers it inappropriate for Covered Persons to engage in short-term or speculative transactions in Company Securities or in other transactions in Company Securities that may lead to inadvertent violations of Federal securities laws. Accordingly, trading in Company Securities is subject to the following additional restrictions:
1.5.1.Short Sales

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

Covered Persons may not engage in short sales of Company Securities (sales of Company Securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
1.5.2.Derivatives of Company Securities
Covered Persons may not engage in transactions in derivatives of Company Securities privately, on an exchange or in any other organized market. Derivatives include, without limitation, puts, calls and publicly traded options on Company Securities.
1.5.3.Standing Orders
Standing orders regarding Company Securities should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves the Covered Person with no control over the timing of the transaction. A standing order transaction executed by the broker when the Covered Person is aware of Material Non-Public Information may result in unlawful securities trading. This prohibition does not apply to purchase and sales under an Approved 10b5-1 Plan.
1.5.4.Pledging
Covered Persons may not pledge Company Securities to another person as collateral for indebtedness or for any other reason.
1.5.5.Hedging
Covered Persons may not engage in any hedging transactions involving Company Securities privately, on an exchange or in any other organized market.
1.5.6.Margin Accounts
Covered Persons may not purchase Company Securities on margin. This means that Covered Persons are prohibited from borrowing from a brokerage firm, bank or other entity in order to purchase Company Securities. This prohibition does not apply to Cashless Exercises.
1.6.Post-Termination Transactions
This Policy continues to apply to transactions even after termination of service with the Company. If a Covered Person is in a Blackout at the time their service with the Company terminates, such Covered Person may not engage in the transactions prohibited by this Policy until such Blackout is lifted, unless prior written approval is obtained from the Legal Department. If a Covered Person is in possession of Material

AMICUS THERAPEUTICS	CORPORATE POLICY

Title: Insider Trading Policy	Effective Date: February 7, 2025	Document Number/Version: CP-117/2.0

Non-Public Information when such Covered Person’s service terminates, then such Covered Person may not engage in the transactions prohibited by this Policy until that information has become public or is no longer material. The pre-clearance procedures specified herein will cease to apply to transactions in Company Securities upon the expiration of any Blackout or other Company-imposed trading restrictions applicable at the time of the termination of service.
1.7.Disciplinary Action
Violation of this Policy is grounds for immediate disciplinary action which may include immediate dismissal from the Board of Directors, termination of employment, or termination of the applicable agreement with an Agent or Contractor. Violations of the Policy by a family member, household member, or entities under the control of a Covered Person shall be deemed a violation by the relevant employee, officer, director, Agent or Contractor. Covered Persons must notify the Legal Department if they become aware of a breach of this Policy.
In addition to disciplinary action from the Company, individuals who trade on Material Non-Public Information (or tip information to others who trade) can be liable for civil and criminal penalties.

6. RELATED DOCUMENTS

•Amicus Code of Business Conduct
•CP-109: Disclosure of Material Information

7. REFERENCES
Not Applicable

8. ADMINISTRATION
Responsibility for Implementation and Maintenance:
The Legal Department will implement, maintain and update this Policy when appropriate. Revisions to this Policy require written pre-approval of the Legal Department.
Waivers:
Certain requirements of this Policy may be waived conditionally on a case-by-case basis in exceptional circumstances with written pre-approval from the Legal Department.